As filed with the Securities and Exchange Commission on December 17, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXPEDIA, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1996083
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13810 SE Eastgate Way, Suite 400
Bellevue, WA 98005
(Address of principal executive offices)

EXPEDIA, INC. 2001 STOCK PLAN
EXPEDIA, INC. 1999 AMENDED AND RESTATED STOCK OPTION PLAN
(Full title of the plans)

Mark S. Britton
Senior Vice President, General Counsel and Secretary
13810 SE Eastgate Way, Suite 400
Bellevue, WA 98005
(425) 564-7200
(Name, address and telephone number, including area code, of agent for service)

Copy to:

J. Sue Morgan Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099 (206) 583-8888	David C. Clarke Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099 (206) 583-8888

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share, under the:

Expedia, Inc. 2001 Stock Plan	6,800,000	$69.00	$469,200,000	$43,166.40

Expedia, Inc. 1999 Amended and Restated Stock Option Plan	1,782,729	$69.00	$123,008,301	$11,316.76

Total	8,582,729		$592,208,301	$54,483.16

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The calculation of the registration fee is based upon a per share price of $69.00 which was the average of the high ($70.94) and low ($67.06) sales prices of Expedia, Inc.’s common stock on December 13, 2002, as reported for such date by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the registrant, Expedia, Inc., a Washington corporation (the “Registrant”), are hereby incorporated by reference in this Registration Statement:

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed on August 22, 2001, and the Registrant’s Transition Report on Form 10-K for the six-month period ended December 31, 2001, filed on April 1, 2002, which contain audited financial statements for the most recent fiscal year and the most recent transition period for which such statements have been filed, respectively.

(b)  The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed on May 15, 2002, August 14, 2002 and November 14, 2002, respectively, the Registrant’s Current Reports on Form 8-K, filed on January 15, 2002, January 23, 2002, February 8, 2002, February 13, 2002, February 21, 2002, February 28, 2002, May 3, 2002, May 15, 2002, July 5, 2002, July 11, 2002, August 7, 2002, August 14, 2002, October 11, 2002, November 20, 2002 and December 4, 2002 and the Registrant’s Current Reports on Form 8-K/A, filed on June 28, 2002 and August 7, 2002.

(c)  The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed on September 23, 1999, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

(d)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective date of filing of such documents.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Amended and Restated Articles of Incorporation limit the liability of the Registrant’s directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Any repeal of or modification to such provision in the Registrant’s Articles of Incorporation may not adversely affect the rights of a director with respect to any acts or omissions of such director occurring prior to such repeal or modification. Subject to the Washington Business Corporation Act, no director will be personally liable to the Registrant or its shareholders for monetary damages resulting from his or her conduct as a director, except liability for:

(a)	acts or omissions involving intentional misconduct or knowing violations of law;

(b)	conduct violating RCW 23B.08.310 (involving certain unlawful distributions); or

(c)	transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

In addition, the Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Registrant shall, to the fullest extent permitted by the Washington Business Corporation Act, indemnify any individual who is made a party to a proceeding because of that individual’s position as a director or officer or, in certain circumstances, an employee of the Registrant. The Registrant must also advance reasonable expenses incurred by that individual in advance of the final disposition of the proceeding.

Furthermore, the Registrant maintains a liability insurance policy, pursuant to which directors and officers are insured against loss, as defined in the policy, as a result of claims brought against them for wrongful acts in such capacities.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.    EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock being registered

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Expedia, Inc. 2001 Stock Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Transition Report on Form 10-K filed on April 1, 2002)

99.2	Expedia, Inc. 1999 Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Post-Effective Amendment No. 1 to Form S-8 filed on November 9, 2001)

Item 9.    UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 17th day of December, 2002.

EXPEDIA, INC.

By:	/s/ RICHARD N. BARTON
Richard N. Barton President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Richard N. Barton and Gregory S. Stanger, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on this 17th day of December, 2002.

Signature	Title

/S/ RICHARD N. BARTON Richard N. Barton	President, Chief Executive Officer and Director

/S/ GREGORY S. STANGER Gregory S. Stanger	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) and Director

/S/ BARRY DILLER Barry Diller	Chairman of the Board of Directors

/S/ MICHAEL ADLER Michael Adler	Director

/S/ THOMAS BREITLING Thomas Breitling	Director

/S/ DAVID ELLEN David Ellen	Director

/S/ JOANNE HAWKINS Joanne Hawkins	Director

/S/ JAY C. HOAG Jay C. Hoag	Director

/S/ REED HUNDT Reed Hundt	Director

/S/ VICTOR KAUFMAN Victor Kaufman	Director

/S/ DARA KHOSROWSHAHI Dara Khosrowshahi	Director

/S/ GREGORY MAFFEI Gregory Maffei	Director

/S/ DANIEL MARRIOTT Daniel Marriott	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock being registered

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Expedia, Inc. 2001 Stock Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Transition Report on Form 10-K filed on April 1, 2002)

99.2	Expedia, Inc. 1999 Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Post-Effective Amendment No. 1 to Form S-8 filed on November 9, 2001)